Exhibit 99.1

Oceaneering Reports Record Quarterly Earnings

-- Raises 2013 EPS guidance range to $3.35 to $3.40
-- Initiates 2014 EPS guidance range of $3.90 to $4.10

October 28, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the third quarter ended September 30, 2013. On revenue of $853 million, Oceaneering generated net income of $104.4 million, or $0.96 per share.

For the third quarter of 2012, Oceaneering reported revenue of $734 million and net income of $84.4 million, or $0.78 per share. For the second quarter of 2013, Oceaneering reported revenue of $820 million and net income of $98.8 million, or $0.91 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Revenue	$853,297	$734,217	$820,372	$2,392,221	$2,001,655
Gross Profit	205,492	170,869	201,864	567,731	455,330
Income from Operations	153,736	123,813	146,337	408,363	309,847
Net Income	$104,407	$84,406	$98,811	$278,067	$208,415

Diluted Earnings Per Share	$0.96	$0.78	$0.91	$2.56	$1.92

Sequentially, quarterly EPS was 5% higher on operating income improvements from Remotely Operated Vehicles (ROV) and Subsea Projects. Year over year, quarterly EPS increased by 23% on operating income improvements from all business segments.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We achieved record EPS for the quarter, demonstrating the high level of demand we are experiencing for our subsea services and products. Our results were highlighted by all-time high operating income from our ROV business and better than anticipated Subsea Products operating margin.

“Overall, we remain on track to achieve record EPS for 2013, which we now believe will be up more than 25% over 2012. Given our third quarter results and an improved fourth quarter outlook for Subsea Products and Subsea Projects, our new annual guidance range is $3.35 to $3.40, up from $3.20 to $3.35. For the fourth quarter of 2013, we are projecting EPS of $0.80 to $0.85.

“Compared to the second quarter of 2013, ROV operating income increased on higher global demand to support drilling and vessel-based projects. Our ROV days on hire for the quarter increased to a record high of nearly 23,700 and our fleet utilization rate rose to 86%. During the quarter we put seven new vehicles into service and transferred one system to Advanced Technologies for non-oilfield use. At the end of September we had 302 vehicles in our fleet, compared to 285 one year ago. Subsea Projects operating income increased due to a seasonal uptick in U.S. Gulf of Mexico demand for deepwater intervention and shallow water diving services and additional vessel activity offshore Angola.

“Subsea Products operating income was flat with the second quarter of 2013, and was better than we had anticipated due to a higher contribution from tooling. Products backlog at quarter-end was $857 million, down 5% from our June 30 backlog of $902 million and up 38% from $619 million one year ago.

“We are initiating 2014 EPS guidance with a range of $3.90 to $4.10, up 19% at the midpoint over our forecast for 2013. For our services and products, we anticipate continued global demand growth to support deepwater drilling, field development, and inspection, maintenance, and repair activities. This market outlook is supported by industry observations and assessments that deepwater drilling is increasing, subsea equipment orders are growing, and backlog to perform offshore construction projects is at a historically high level.

“Compared to 2013, we anticipate all of our oilfield segments will have higher operating income in 2014, notably: ROV on greater service demand to support drilling and vessel-based projects, led by increased activity off Africa; Subsea Products on higher demand for each of our major product lines; and Subsea Projects on growth in deepwater intervention service activity in the U.S. Gulf of Mexico and additional work offshore Angola.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter, our balance sheet reflected $102 million of cash, $40 million of debt, and $2.0 billion of equity. We generated EBITDA of $204 million during the quarter and $559 million year to date. For 2013 and 2014, we anticipate generating EBITDA of at least $735 million and $845 million, respectively.

“Looking beyond 2014, we believe that the oil and gas industry will increase its investment in deepwater projects. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support the safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving record EPS in 2013, and the percentage increase over 2012 EPS; characterization of fourth quarter outlook; revised 2013 EPS guidance range; fourth quarter EPS guidance range; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; 2014 EPS guidance range; anticipated market outlook relative to its services and products; anticipation of higher operating income in 2014 compared to 2013, for all of its oilfield segments and the basis for such increases in ROVs, Subsea Products, and Subsea Projects; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s growth; anticipated minimum 2013 and 2014 EBITDA and the related low and high estimates of EBITDA and the components thereof; belief that the oil and gas industry will increase its investment in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Tuesday, October 29, 2013 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1163

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Sep 30, 2013	Dec 31, 2012
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $102,349 and $120,549)				$1,391,404	$1,202,990
Net Property and Equipment				1,127,494	1,025,132
Other Assets				509,628	539,996
TOTAL ASSETS				$3,028,526	$2,768,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$703,255	$617,185
Long-term Debt				40,000	94,000
Other Long-term Liabilities				307,714	241,473
Shareholders' Equity				1,977,557	1,815,460
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$3,028,526	$2,768,118

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2013	Sep 30, 2012	Jun 30, 2013	Sep 30, 2013	Sep 30, 2012
	(in thousands, except per share amounts)

Revenue	$853,297	$734,217	$820,372	$2,392,221	$2,001,655
Cost of services and products	647,805	563,348	618,508	1,824,490	1,546,325
Gross Profit	205,492	170,869	201,864	567,731	455,330
Selling, general and administrative expense	51,756	47,056	55,527	159,368	145,483
Income from Operations	153,736	123,813	146,337	408,363	309,847
Interest income	39	824	243	472	1,362
Interest expense	(851)	(1,282)	(553)	(2,167)	(3,083)
Equity earnings of unconsolidated affiliates, net	134	418	(186)	109	1,341
Other income (expense), net	(639)	(553)	(1,591)	(840)	(5,212)
Income before income taxes	152,419	123,220	144,250	405,937	304,255
Provision for income taxes	48,012	38,814	45,439	127,870	95,840
Net Income	$104,407	$84,406	$98,811	$278,067	$208,415

Weighted Average Number of Diluted Common Shares	108,783	108,500	108,713	108,703	108,637
Diluted Earnings per Share	$0.96	$0.78	$0.91	$2.56	$1.92

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Nine Months Ended
		Sep 30, 2013	Sep 30, 2012	Jun 30, 2013	Sep 30, 2013	Sep 30, 2012
		($ in thousands)

Remotely Operated Vehicles	Revenue	$254,979	$224,649	$242,163	$726,770	$627,422
Gross Profit		$85,193	$76,524	$80,180	$241,527	$217,093
Operating income		$74,710	$66,724	$69,219	$209,764	$187,825
Operating margin		29%	30%	29%	29%	30%
Days available		27,567	26,198	26,884	80,666	75,626
Days utilized		23,684	21,344	22,362	67,750	61,022
Utilization		86%	81%	83%	84%	81%

Subsea Products	Revenue	$263,671	$215,617	$258,016	$735,692	$579,481
Gross Profit		$80,896	$67,651	$82,389	$225,630	$169,044
Operating income		$61,737	$50,841	$62,060	$166,576	$117,093
Operating margin		23%	24%	24%	23%	20%
Backlog		$857,000	$619,000	$902,000	$857,000	$619,000

Subsea Projects	Revenue	$143,132	$101,719	$118,195	$349,782	$264,843
Gross Profit		$33,992	$22,202	$27,991	$76,904	$54,262
Operating income		$30,700	$17,765	$23,990	$66,310	$41,301
Operating margin		21%	17%	20%	19%	16%

Asset Integrity	Revenue	$118,657	$113,588	$124,740	$358,246	$320,704
Gross Profit		$22,094	$20,457	$23,529	$64,662	$56,635
Operating income		$16,373	$14,556	$16,639	$45,351	$37,538
Operating margin		14%	13%	13%	13%	12%

Advanced Technologies	Revenue	$72,858	$78,644	$77,258	$221,731	$209,205
Gross Profit		$11,170	$9,753	$14,945	$39,423	$28,402
Operating income		$6,400	$5,393	$10,165	$25,241	$15,547
Operating margin		9%	7%	13%	11%	7%

Unallocated Expenses	Gross Profit	$(27,853)	$(25,718)	$(27,170)	$(80,415)	$(70,106)
Operating income		$(36,184)	$(31,466)	$(35,736)	$(104,879)	$(89,457)

TOTAL	Revenue	$853,297	$734,217	$820,372	$2,392,221	$2,001,655
Gross Profit		$205,492	$170,869	$201,864	$567,731	$455,330
Operating income		$153,736	$123,813	$146,337	$408,363	$309,847
Operating margin		18%	17%	18%	17%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$105,119	$64,957	$81,138	$280,434	$225,808
Depreciation and Amortization		$50,948	$44,839	$50,173	$150,973	$127,073

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2013	Sep 30, 2012	Jun 30, 2013	Sep 30, 2013	Sep 30, 2012
	($ in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$104,407	$84,406	$98,811	$278,067	$208,415
Depreciation and Amortization	50,948	44,839	50,173	150,973	127,073
Subtotal	155,355	129,245	148,984	429,040	335,488
Interest Expense, Net	812	458	310	1,695	1,721
Provision for Income Taxes	48,012	38,814	45,439	127,870	95,840
EBITDA	$204,179	$168,517	$194,733	$558,605	$433,049

	2013 Estimates		2014 Estimates
	Low	High	Low	High
	(in thousands)		(in thousands)

Net Income	$365,000	$370,000	$425,000	$445,000
Depreciation and Amortization	200,000	205,000	225,000	230,000
Subtotal	565,000	575,000	650,000	675,000
Interest Income/Expense, Net	—	—	—	—
Provision for Income Taxes	170,000	170,000	195,000	205,000
EBITDA	$735,000	$745,000	$845,000	$880,000